Filed pursuant to Rule 424(b)(5)
SEC File No. 333-149361

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Maximum Aggregate	Amount of
to be Registered	Offering Price	Registration Fee(1)(2)
Debt Securities	$590,058,000	$23,189.28

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, Pacific Gas and Electric Company (the “Company”) has carried forward to its Registration Statement on Form S-3 (No. 333-149361) registration fees of $123,338.85 that had been paid with respect to unsold debt securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-109994) of which $99,659.34 remain available. Such registration fees are being applied to offset the $23,189.28 of registration fees payable with respect to the notes offered and sold by the Company pursuant to the Registration Statement on Form S-3/ASR (No. 333-149361). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3/ASR (File No. 333-149361).

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 22, 2008)

$ 600,000,000
8.25% Senior Notes due October 15, 2018

We are offering $600,000,000 principal amount of our 8.25% Senior Notes due October 15, 2018, which we refer to in this prospectus supplement as our “senior notes.”

We will pay interest on our senior notes on each April 15 and October 15, commencing April 15, 2009. The senior notes will be issued in denominations of $1,000 and integral multiples of $1,000.

We may redeem the senior notes in whole or in part at any time at the redemption price set forth in this prospectus supplement.

The senior notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

There is no existing public market for the senior notes. We do not intend to list the senior notes on any securities exchange or any automated quotation system.

Investing in these senior notes involves risks. See “Risk Factors” on page S-3.

	Per Senior Note	Total
Public Offering Price(1)	98.343%	$590,058,000
Underwriting Discount	0.650%	$3,900,000
Proceeds to Pacific Gas and Electric Company (before expenses)(1)	97.693%	$586,158,000

(1)	Plus accrued interest, if any, from and including original issuance of the senior notes which is expected to be October 21, 2008.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The senior notes are expected to be delivered on or about October 21, 2008 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Banc of America Securities LLC	Citi	Deutsche Bank Securities

Co-Managers

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets, LLC	Siebert Capital Markets	U.S. Bancorp Investments, Inc.

October 16, 2008

This prospectus supplement should be read in conjunction with the accompanying prospectus. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference. Neither we nor any underwriter has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter is making an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date hereof.

Unless otherwise indicated, when used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our” and “us” refer to Pacific Gas and Electric Company and its subsidiaries.

This prospectus supplement and the accompanying prospectus contain forward-looking statements that are necessarily subject to various risks and uncertainties. Forward-looking statements in this prospectus supplement are based on current estimates, expectations and projections about future events, and assumptions regarding these events and management’s knowledge of facts as of the date of this prospectus supplement. These forward-looking statements relate to, among other matters, estimated capital expenditures, our estimated rate base, estimated environmental remediation liabilities, the anticipated outcome of various regulatory and legal proceedings, future cash flows, and the level of future equity or debt issuances, and are also identified by words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “aim,” “may,” “might,” “should,” “would,” “could,” “goal,” “potential” and similar expressions. We are not able to predict all the factors that may affect future results. See “Forward-Looking Statements” in the accompanying prospectus, for some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements, or from historical results.

RISK FACTORS

Investing in the senior notes involves risk. These risks are described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Before making a decision to invest in the senior notes, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

OUR COMPANY

We are a leading vertically integrated electricity and natural gas utility. We were incorporated in California in 1905 and are a subsidiary of PG&E Corporation. We operate in northern and central California and are engaged in the businesses of electricity and natural gas distribution, electricity generation, procurement and transmission, and natural gas procurement, transportation and storage. At June 30, 2008, we served approximately 5.1 million electricity distribution customers and approximately 4.3 million natural gas distribution customers. Our principal executive office is located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and our telephone number is (415) 973-7000. The principal executive office of PG&E Corporation is located at One Market, Spear Tower, Suite 2400, San Francisco, California 94105.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for each of the fiscal years indicated and for the six months ended June 30, 2008.

Six months ended
June 30,
2008	2007	2006	2005	2004	2003

2.82x	2.79x	2.98x	3.56x	10.75x	2.51x

For the purpose of computing our ratio of earnings to fixed charges, “earnings” represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, equity in undistributed income or losses of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). “Fixed charges” include interest on long-term debt and short-term borrowings (including a representative portion of rental expenses), amortization of bond premium, discount and expense, interest on capital leases, allowance for funds used during construction debt, and earnings required to cover the preferred stock dividend requirements and preferred security distribution requirements of a majority-owned trust. Fixed charges exclude interest on Financial Accounting Standards Board Interpretation No. 48 (Accounting for Uncertainty in Income Taxes) tax liabilities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $585.4 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the senior notes to repay commercial paper and for working capital purposes. At October 15, 2008, the outstanding amount of our commercial paper was $733.4 million and the weighted average yield on our outstanding commercial paper was approximately 6.01% per annum.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2008, and as adjusted to give effect to the issuance and sale of the senior notes and the use of proceeds from this offering as set forth under  “Use of Proceeds” above. This table should be read in conjunction with our consolidated condensed financial statements and related notes as of and for the six months ended June 30, 2008, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	As of June 30, 2008
	Actual	As Adjusted
	(in millions)

Current Liabilities:
Short-term borrowings(1)	$156	$0
Long-term debt, classified as current:
Current portion of long-term debt	600	600
Current portion of energy recovery bonds(2)	362	362

Total long-term debt, classified as current	$962	$962

Capitalization:
Long-term debt(3)	$7,441	$8,031
Energy recovery bonds(2)	1,409	1,409
Shareholders’ equity(4)	9,441	9,441

Total capitalization	$18,291	$18,881

(1)	Actual short-term borrowings consisted of $156 million of commercial paper and as adjusted short-term borrowings gives effect to the use of proceeds to repay short-term debt.
(2)	PG&E Energy Recovery Funding LLC, or PERF, a legally separate but wholly-owned, consolidated subsidiary of ours, issued energy recovery bonds, or ERBs, supported by a dedicated rate component, or DRC, the proceeds of which were used to purchase from us the right, known as “recovery property,” to be paid a specified amount from a DRC. DRC charges are collected by us and remitted to PERF for payment of the ERBs’ principal, interest and miscellaneous associated expenses. The ERBs are secured solely by the recovery property. Our creditors have no recourse to the assets of PERF and its creditors have no recourse to our assets.
(3)	Actual long-term debt consisted of $1,159 million of pollution control bonds and $6,282 million of senior notes and as adjusted long-term debt also includes the senior notes offered hereby, in each case, net of any discounts and premiums.
(4)	Includes $258 million of preferred stock without mandatory redemption provisions.

DESCRIPTION OF THE SENIOR NOTES

General

You should read the following information in conjunction with the statements under “Description of the Senior Notes” in the accompanying prospectus.

As used in this section, the terms “we,” “us” and “our” refer to Pacific Gas and Electric Company, and not to any of our subsidiaries.

The senior notes are being offered in an initial aggregate principal amount of $600,000,000 and will mature on October 15, 2018.

We will issue the senior notes under an existing indenture, which was originally entered into on March 11, 2004 and amended and restated on April 22, 2005, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, as supplemented by supplemental indentures between us and the trustee. Please read the indenture because it, and not this description, defines your rights as holders of the senior notes. We have filed with the Securities and Exchange Commission a copy of the indenture as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Pursuant to the Trust Indenture Act of 1939, as amended, or the 1939 Act, if a default occurs on the senior notes, The Bank of New York Mellon Trust Company, N.A. may be required to resign as trustee under the indenture if it has a conflicting interest (as defined in the 1939 Act), unless the default is cured, duly waived or otherwise eliminated within 90 days.

We may without consent of the holders of the senior notes issue additional senior notes under the indenture, having the same terms in all respects to the senior notes (except for the public offering price and the issue date and, in some cases, the first interest payment date) so that those additional notes will be consolidated and form a single series with the other outstanding senior notes.

The senior notes will bear interest from October 21, 2008 at 8.25% per annum, payable semiannually on each April 15 and October 15, commencing on April 15, 2009, to holders of record on the 15th day prior to the interest payment date.

We will issue the senior notes in denominations of $1,000 and integral multiples of $1,000.

The senior notes will be redeemable at our option, in whole or in part, at any time as described under “— Optional Redemption” below.

Interest on the senior notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any payment date falls on a day that is not a business day, the payment will be made on the next business day, but we will consider that payment as being made on the date that the payment was due to you. In that event, no interest will accrue on the amount payable for the period from and after the payment date.

We will issue the senior notes in the form of one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of DTC’s nominee. Information regarding DTC’s book-entry system is set forth below under “Book-Entry System; Global Notes.”

Ranking

The senior notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other existing and future unsecured and unsubordinated obligations. The senior notes will be effectively subordinated to all our secured debt. As of June 30, 2008, we had approximately $6.9 billion of notes outstanding under the indenture for the senior notes.

As of June 30, 2008, we did not have any outstanding secured debt for borrowed money. The indenture contains no restrictions on the amount of additional indebtedness that may be incurred by us.

Optional Redemption

We may, at our option, redeem the senior notes in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the senior notes to be redeemed; or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the senior notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the senior notes or portions of the senior notes called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us for the senior notes.

“Reference Treasury Dealer” means (1) each of Banc of America Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. and their respective successors, unless any of them ceases to be a Primary Treasury Dealer, in which case we shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

If we redeem only some of the senior notes, DTC’s practice is to choose by lot the amount to be redeemed from the senior notes held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any “street name” holders of any indirect interests in the senior notes to be redeemed according to arrangements among them. These notices may be subject to statutory or regulatory requirements. We will not be responsible for giving notice of a redemption of the senior notes to be redeemed to anyone other than the registered holders of the seniors notes to be redeemed, which is currently DTC. If senior notes to be redeemed are no longer held through DTC and fewer than all the senior notes are to be redeemed, selection of senior notes for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding senior notes by tender, in the open market or by private agreement.

No Sinking Fund

There is no provision for a sinking fund for the senior notes.

Covenants

The indenture restricts us and any of our subsidiaries which are “significant subsidiaries” from incurring or assuming secured debt or entering into sale and leaseback transactions, except in certain circumstances. The accompanying prospectus describes this covenant (see “Restrictions on Liens and Sale and Leaseback Transactions” in the accompanying prospectus) and other covenants contained in the indenture in greater detail and should be read prior to investing.

Book-Entry System; Global Notes

Except as set forth below, the senior notes will initially be issued in the form of one or more global notes. The senior notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered security certificate will be issued for the senior notes in the aggregate principal amount of such series, and will be deposited with DTC or the trustee on behalf of DTC. If, however, the aggregate principal amount of the senior notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of senior notes. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Unless and until they are exchanged in whole or in part for certificated notes, the global notes may not be transferred except as a whole by DTC or its nominee.

DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 100 countries that DTC’s direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has S&P’s highest rating: AAA. The DTC rules applicable to its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

•	Purchases of the senior notes under the DTC system must be made by or through direct participants, which will receive a credit for the senior notes on DTC’s records. The ownership interest of each actual purchaser of each senior note, or the beneficial owner, is, in turn, to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in senior notes, except in the event that use of the book-entry system for the senior notes is discontinued.

•	To facilitate subsequent transfers, all senior notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of senior notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes; DTC’s records reflect only the identity of the direct participants to whose accounts the senior notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

•	Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the senior notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the senior notes, such as redemptions, tenders, defaults and proposed amendments to the senior note documents. For example, beneficial owners of senior notes may wish to ascertain whether the nominee holding the senior notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

•	Redemption notices shall be sent to DTC. If less than all of the senior notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the senior notes to be redeemed.

•	Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to senior notes unless authorized by a direct participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts senior notes are credited on the record date (identified in a listing attached to the omnibus proxy).

•	Redemption proceeds, distributions and dividend payments on the senior notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or the agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC nor its nominee, agent or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or agent, disbursement of the payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

•	DTC may discontinue providing its services as depositary with respect to the senior notes at any time by giving reasonable notice to the issuer or the agent. Under such circumstances, in the event that a successor depositary is not obtained, senior note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, senior note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable but we take no responsibility for the accuracy thereof.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, for whom Banc of America Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally and not jointly agreed to purchase from us, the principal amount of senior notes set forth opposite its name below.

Principal Amount
Underwriter	of Senior Notes

Banc of America Securities LLC	$162,000,000
Citigroup Global Markets Inc.	162,000,000
Deutsche Bank Securities Inc.	162,000,000
BNY Mellon Capital Markets, LLC	51,000,000
Cabrera Capital Markets, LLC	21,000,000
Muriel Siebert & Co., Inc.	21,000,000
U.S. Bancorp Investments, Inc.	21,000,000

Total	$600,000,000

The underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the senior notes if any of the senior notes are purchased.

The underwriters propose to offer the senior notes directly to the public at the public offering price specified on the cover page to this prospectus supplement and may also offer the senior notes to certain dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the senior notes. The underwriters may allow, and these dealers may reallow, a concession not to exceed 0.20% of the principal amount of the senior notes to certain brokers and dealers. After the initial offering of the senior notes, the underwriters may change the offering price and concession.

The senior notes have no established trading market. We currently have no intention to list the senior notes on any securities exchange or automated dealer quotation system. The underwriters may make a market in the senior notes after completion of the offering, but will not be obligated to make a market in the senior notes and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

We will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect thereof.

We estimate the expenses for this offering, other than the underwriting commission, to be approximately $770,000.

We will agree with the underwriters not to, during the period seven days from the date of the underwriting agreement, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any debt securities other than the senior notes, without the prior written consent of each of Banc of America Securities LLC, Citigroup

Global Markets Inc. and Deutsche Bank Securities Inc. This agreement will not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters may over-allot in connection with the offering, creating short positions in the senior notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the senior notes, the underwriters may bid for, and purchase, senior notes in the open market. The underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing senior notes in the offering, if the underwriters repurchase previously distributed senior notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

Certain of the underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking and/or commercial banking services for, us and certain of our affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

GENERAL INFORMATION

The notes have been accepted for clearance through DTC and have been assigned the following identification number:

CUSIP Number

Senior notes	694308 GN1

LEGAL MATTERS

The validity of the senior notes will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York represents the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, legal services in connection with federal regulatory and transactional matters for us and our affiliates.

PROSPECTUS

Pacific Gas and Electric Company

Senior Notes

We may offer and sell from time to time an indeterminate principal amount of senior notes in one or more offerings. This prospectus provides you with a general description of the senior notes that may be offered.

Each time we sell senior notes, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered senior notes. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement for the specific offering before you invest in any of the senior notes. This prospectus may not be used to sell senior notes unless accompanied by a prospectus supplement.

The senior notes may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the senior notes, the aggregate principal amount of senior notes to be purchased by them and the compensation they will receive.

See “Risk Factors” on page 1 for information on certain risks related to the purchase of our securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

February 22, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may from time to time sell an indeterminate principal amount of senior notes in one or more offerings.

This prospectus provides you with only a general description of the senior notes that we may offer. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered senior notes, please refer to the registration statement of which this prospectus is a part. Each time we sell senior notes, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered senior notes. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any senior notes, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase the senior notes. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect our ability to make payments on the senior notes.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter, dealer or agent will make an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PACIFIC GAS AND ELECTRIC COMPANY

We are a public utility operating in northern and central California. We engage in the businesses of electricity and natural gas distribution, electricity generation, procurement and transmission, and natural gas procurement, transportation and storage.

We were incorporated in California in 1905. Our principal executive offices are located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and our telephone number at that location is (415) 973-7000.

Unless otherwise indicated, when used in this prospectus, the terms “we,” “our,” “ours” and “us” refer to Pacific Gas and Electric Company and its subsidiaries, and the term “Corp” refers to our parent, PG&E Corporation.

RISK FACTORS

Investing in our securities involves risk. Please see risk factors described in our Annual Report on Form 10-K and other reports filed with the SEC, which are all incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus or the applicable supplement to this prospectus. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement contain forward-looking statements that are necessarily subject to various risks and uncertainties. These statements are based on current estimates, expectations and projections about future events, and assumptions regarding these events and management’s knowledge of facts as of the date of this report. These forward-looking statements relate to, among other matters, estimated capital expenditures, estimated Utility rate base, estimated environmental remediation liabilities, estimated tax liabilities, the anticipated outcome of various regulatory and legal proceedings, future cash flows, and the level of future equity or debt issuances, and are also identified by words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “aim,” “may,” “might,” “should,” “would,” “could,” “goal,” “potential” and similar expressions. We are not able to predict all the factors that may affect future results. Some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements, or from historical results, include, but are not limited to:

•	our ability to manage capital expenditures and operating costs within authorized levels and recover costs through rates in a timely manner;

•	the outcome of regulatory proceedings, including pending and future ratemaking proceedings at the California Public Utilities Commission, or CPUC, and the Federal Energy Regulatory Commission;

•	the adequacy and price of electricity and natural gas supplies, and our ability to manage and respond to the volatility of the electricity and natural gas markets;

•	the effect of weather, storms, earthquakes, fires, floods, disease, other natural disasters, explosions, accidents, mechanical breakdowns, acts of terrorism, and other events or hazards on our facilities and operations, our customers, and third parties on which we rely;

•	the potential impacts of climate change on our electricity and natural gas businesses;

•	changes in customer demand for electricity and natural gas resulting from unanticipated population growth or decline, general economic and financial market conditions, changes in technology, including the development of alternative energy sources, or other reasons;

•	operating performance of our Diablo Canyon nuclear generating facilities, or Diablo Canyon, the occurrence of unplanned outages at Diablo Canyon, or the temporary or permanent cessation of operations at Diablo Canyon;

•	whether we can maintain the cost efficiencies we have recognized from our completed initiatives to improve our business processes and customer service, improve our performance following the October 2007 implementation of new work processes and systems, and identify and successfully implement additional cost-saving measures;

•	whether we incur substantial unanticipated expense to improve the safety and reliability of our electric and natural gas distribution systems;

•	whether we achieve the CPUC’s energy efficiency targets and recognize any incentives we may earn in a timely manner;

•	the impact of changes in federal or state laws, or their interpretation, on energy policy and the regulation of utilities and their holding companies;

•	the impact of changing wholesale electric or gas market rules, including new rules of the California Independent System Operator to restructure the California wholesale electricity market;

•	how the CPUC administers the conditions imposed on Corp when it became our holding company;

•	the extent to which we or Corp incurs costs and liabilities in connection with litigation that are not recoverable through rates, from insurance or from other third parties;

•	our ability and/or the ability of Corp to access capital markets and other sources of credit in a timely manner on favorable terms;

•	the impact of environmental laws and regulations and the costs of compliance and remediation;

•	the effect of municipalization, direct access, community choice aggregation, or other forms of bypass;

•	the impact of changes in federal or state tax laws, policies, or regulations; and

•	other factors and risks discussed in our and Corp’s annual and other reports filed with the SEC.

For more information about the more significant risks that could affect the outcome of these forward-looking statements and our and Corp’s future financial condition and results of operations, you should read the sections of the documents incorporated herein by reference titled “Risk Factors” as well as the important factors set forth under the heading “Risk Factors” in the applicable supplement to this prospectus.

You should read this prospectus, any applicable prospectus supplements, the documents that we incorporate by reference into this prospectus, the documents that we have included as exhibits to the registration statement of which this prospectus is a part and the documents that we refer to under the section of this prospectus titled “Where You Can Find More Information” completely and with the understanding that our actual future results could be materially different from what we expect when making the forward-looking statement. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus, the date of the document incorporated by reference or the date of any applicable prospectus supplement. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2007		2006		2005		2004		2003

Ratio of earnings to fixed charges	2.79	x	2.98	x	3.56	x	10.75	x	2.51x

For the purpose of computing the ratios of earnings to fixed charges, “earnings” represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, equity in undistributed income or losses of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). “Fixed charges” include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, allowance for funds used during construction debt, and earnings required to cover the preferred stock dividend requirements and preferred security distribution requirements of a majority-owned trust. Fixed charges exclude interest on FASB Interpretation No. 48 (Accounting for Uncertainty in Income Taxes) tax liabilities.

USE OF PROCEEDS

Each prospectus supplement will describe the uses of the proceeds from the issuance of the senior notes offered by that prospectus supplement.

DESCRIPTION OF THE SENIOR NOTES

This prospectus describes certain general terms of the senior notes that we may sell from time to time under this prospectus. We will describe the specific terms of each series of senior notes we offer in a prospectus supplement. The senior notes will be issued under an indenture dated as of April 22, 2005 (which supplemented, amended and restated the original indenture dated as of March 11, 2004 as thereafter supplemented) and one or more supplemental indentures that we will enter into with The Bank of New York Trust Company, N.A., successor to BNY Western Trust Company, as trustee. We have summarized selected provisions of the indenture and the senior notes below. The information we are providing you in this prospectus concerning the senior notes and the indenture is only a summary of the information provided in those documents, and the summary is qualified in its entirety by reference to the provisions of the indenture, including the forms of senior notes attached thereto. You should consult the senior notes themselves and the indenture for more complete information on the senior notes as they, and not this prospectus or any prospectus supplement, govern your rights as a holder. The indenture is included as an exhibit to the registration statement of which this prospectus is a part. The indenture has been qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and the terms of the senior notes will include those made part of the indenture by the Trust Indenture Act.

In this section, references to “we,” “our,” “ours” and “us” refer only to Pacific Gas and Electric Company and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided.

General

The senior notes are our unsecured general obligations and will rank equally in right of payment to all our other senior and unsubordinated debt. The senior notes will be entitled to the benefit of the indenture equally and ratably with all other senior notes issued under the indenture.

The indenture does not limit the amount of debt we or our subsidiaries may issue under it or otherwise. We may issue senior notes from time to time under the indenture in one or more series by entering into supplemental indentures or by resolution of our board of directors.

Provisions of a Particular Series

The prospectus supplement applicable to each series of senior notes will specify, among other things:

•	the title of the senior notes;

•	any limit on the aggregate principal amount of the senior notes;

•	the date or dates on which the principal of the senior notes is payable, including the maturity date, or the method or means by which those dates will be determined, and our right, if any, to extend those dates and the duration of any extension;

•	the interest rate or rates of the senior notes, if any, which may be fixed or variable, or the method or means by which the interest rate or rates will be determined, and our ability to extend any interest payment periods and the duration of any extension;

•	the date or dates from which any interest will accrue, the dates on which we will pay interest on the senior notes and the regular record date, if any, for determining who is entitled to the interest payable on any interest payment date;

•	any periods or periods within which, or date or dates on which, the price or prices at which and the terms and conditions on which the senior notes may be redeemed, in whole or in part, at our option;

•	any obligation of ours to redeem, purchase or repay the senior notes pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder and the terms and conditions upon which the senior notes will be so redeemed, purchased or repaid;

•	the denominations in which we will authorize the senior notes to be issued, if other than $1,000 or integral multiples of $1,000;

•	whether we will offer the senior notes in the form of global securities and, if so, the name of the depositary for any global securities;

•	if the amount payable in respect of principal of or any premium or interest on any senior notes may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which such amount will be determined;

•	covenants for the benefit of the holders of that series;

•	the currency or currencies in which the principal, premium, if any, and interest on the senior notes will be payable if other than U.S. dollars and the method for determining the equivalent amount in U.S. dollars;

•	if the principal of the senior notes is payable from time to time without presentation or surrender, any method or manner of calculating the principal amount that is outstanding at any time for purposes of the indenture; and

•	any other terms of the senior notes.

We may sell senior notes at par or at a discount below their stated principal amount. We will describe in a prospectus supplement material U.S. federal income tax considerations, if any, and any other special considerations for any senior notes we sell that are denominated in a currency other than U.S. dollars.

Payment

Except as may be provided with respect to a series, interest, if any, on the senior notes payable on each interest payment date will be paid to the person in whose name that senior note is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any senior notes, the defaulted interest may be paid to the holders of the senior notes as of a date between 10 and 30 days before the date we propose for payment of defaulted interest or in any other manner not inconsistent with the requirements of any securities exchange on which those senior notes are listed, if the trustee finds it practicable.

Redemption

Any terms for the optional or mandatory redemption of a series of senior notes will be set forth in a prospectus supplement for the offered series. Unless otherwise indicated in a prospectus supplement, senior notes will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption and, if less than all the senior notes of a series are to be redeemed, the particular senior notes to be redeemed will be selected by the method provided for that particular series, or in the absence of any such provision, by such method of random selection as the registrar deems fair and appropriate.

We have reserved the right to provide conditional redemption notices for redemptions at our option or for redemptions that are contingent upon the occurrence or nonoccurrence of an event or condition that cannot be ascertained prior to the time we are required to notify holders of the redemption. A conditional notice may state that if we have not deposited redemption funds with the trustee or a paying agent on or before the redemption date or we have directed the trustee or paying agent not to apply money deposited with it for redemption of senior notes, we will not be required to redeem the senior notes on the redemption date.

Restrictions on Liens and Sale and Leaseback Transactions

The indenture does not permit us or any of our significant subsidiaries (as defined below) to, (i) issue, incur, assume or permit to exist any debt (as defined below) secured by a lien (as defined below) on any of our principal property (as defined below) or any of our significant subsidiaries’ principal property, whether that principal property was owned when the original indenture was executed (March 11, 2004) or thereafter acquired, unless we provide that the senior notes will be equally and ratably secured with the secured debt or (ii) incur or permit to exist any attributable debt (as defined below); provided, however, that the foregoing restriction will not apply to the following:

•	to the extent we or a significant subsidiary consolidates with, or merges with or into, another entity, liens on the property of the entity securing debt in existence on the date of the consolidation or merger, provided that the debt and liens were not created or incurred in anticipation of the consolidation or merger and that the liens do not extend to or cover any of our or a significant subsidiary’s principal property;

•	liens on property acquired after March 11, 2004 and existing at the time of acquisition, as long as the lien was not created or incurred in anticipation thereof and does not extend to or cover any other principal property;

•	liens of any kind, including purchase money liens, conditional sales agreements or title retention agreements and similar agreements, upon any property acquired, constructed, developed or improved by us or a significant subsidiary (whether alone or in association with others) which do not exceed the cost or value of the property acquired, constructed, developed or improved and which are created prior to, at the time of, or within 12 months after the acquisition (or in the case of property constructed, developed or improved, within 12 months after the completion of the construction, development or improvement and commencement of full commercial operation of the property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that the liens do not extend to any principal property other than the property so acquired, constructed, developed or improved;

•	liens in favor of the United States, any state or any foreign country or any department, agency or instrumentality or any political subdivision of the foregoing to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the lien, including liens related to governmental obligations the interest on which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended, or the Code, or any successor section of the Code;

•	liens in favor of us, one or more of our significant subsidiaries, one or more of our wholly owned subsidiaries or any of the foregoing combination; and

•	replacements, extensions or renewals (or successive replacements, extensions or renewals), in whole or in part, of any lien or of any agreement referred to in the bullet points above or replacements, extensions or renewals of the debt secured thereby (to the extent that the amount of the debt secured by the lien is not increased from the amount originally so secured, plus any premium, interest, fee or expenses payable in connection with any replacements, refundings, refinancings, remarketings, extensions or renewals); provided that replacement, extension or renewal is limited to all or a part of the same property (plus improvements thereon or additions or accessions thereto) that secured the lien replaced, extended or renewed.

Notwithstanding the restriction described above, we or any significant subsidiary may, (i) issue, incur or assume debt secured by a lien not described in the immediately preceding six bullet points on any principal property owned at March 11, 2004 or thereafter acquired without providing that the outstanding senior notes be equally and ratably secured with that debt and (ii) issue or permit to exist attributable debt in respect of principal property, in either case, so long as the aggregate amount of that secured debt and attributable debt, together with the aggregate amount of all other debt secured by liens on principal property not described in the immediately preceding six bullet points then outstanding and all other attributable debt in respect of principal property, does not exceed 10% of our net tangible assets, as determined by us as of a month end not more than 90 days prior to the closing or consummation of the proposed transaction.

For these purposes:

•	“attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended. The present value shall be calculated using a discount rate equal to the rate of interest implicit in the transaction, determined in accordance with generally accepted accounting principals, or GAAP.

•	“capital lease obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

•	“debt” means any debt of ours for money borrowed and guarantees by us of debt for money borrowed but in each case excluding liabilities in respect of capital lease obligations or swap agreements.

•	“debt” of a significant subsidiary means any debt of such significant subsidiary for money borrowed and guarantees by the significant subsidiary of debt for money borrowed but in each case excluding liabilities in respect of capital lease obligations or swap agreements.

•	“excepted property” means any right, title or interest of us or any of our significant subsidiaries in, to or under any of the following property, whether owned at March 11, 2004 or thereafter acquired:

•	all money, investment property and deposit accounts (as those terms are defined in the California Commercial Code as in effect on March 11, 2004), and all cash on hand or on deposit in banks or other financial institutions, shares of stock, interests in general or limited partnerships or limited liability companies, bonds, notes, other evidences of indebtedness and other securities, of whatever kind and nature;

•	all accounts, chattel paper, commercial tort claims, documents, general intangibles, instruments, letter-of-credit rights and letters of credit (as those terms are defined in the California Commercial Code as in effect on March 11, 2004), with certain exclusions such as licenses and permits to use the real property of others, and all contracts, leases (other than the lease of certain real property at our Diablo Canyon power plant), operating agreements and other agreements of whatever kind and nature; and all contract rights, bills and notes;

•	all revenues, income and earnings, all accounts receivable, rights to payment and unbilled revenues, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments, including any rights in or to rates, revenue components, charges, tariffs, or amounts arising therefrom, or in any amounts that are accrued and recorded in a regulatory account for collection by us or any significant subsidiary;

•	all governmental and other licenses, permits, franchises, consents and allowances including all emission allowances (or similar rights) created under any similar existing or future law relating to abatement or control of pollution of the atmosphere, water or soil, other than all licenses and permits to use the real property of others, franchises to use public roads, streets and other public properties, rights of way and other rights, or interests relating to the occupancy or use of real property;

•	all patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights and other intellectual property, including computer software and software licenses;

•	all claims, credits, choses in action, and other intangible property;

•	all automobiles, buses, trucks, truck cranes, tractors, trailers, motor vehicles and similar vehicles and movable equipment; all rolling stock, rail cars and other railroad equipment; all vessels, boats, barges and other marine equipment; all airplanes, helicopters, aircraft engines and other flight equipment; and all parts, accessories and supplies used in connection with any of the foregoing;

•	all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; all materials, supplies, inventory and other items of personal property that are consumable (otherwise than by ordinary wear and tear) in their use in the operation of the principal property; all fuel, whether or not that fuel is in a form consumable in the operation of the principal property, including separate components of any fuel in the forms in which those components exist at any time before, during or after the period of the use thereof as fuel; all hand and other portable tools and equipment; and all furniture and furnishings;

•	all personal property the perfection of a security interest in which is not governed by the California Commercial Code;

•	all oil, gas and other minerals (as those terms are defined in the California Commercial Code as in effect on March 11, 2004) and all coal, ore, gas, oil and other minerals and all timber, and all rights and interests in any of the foregoing, whether or not the minerals or timber have been mined or extracted or otherwise separated from the land; and all electric energy and capacity, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us or any significant subsidiary;

•	all property which is the subject of a lease agreement other than a lease agreement that results from a sale and leaseback transaction designating us or any significant subsidiary as lessee and all our, or a significant subsidiary’s right, title and interest in and to that property and in, to and under that lease agreement, whether or not that lease agreement is intended as security (other than certain real property leased at our Diablo Canyon power plant and the related lease agreement);

•	real, personal and mixed properties of an acquiring or acquired entity unless otherwise made a part of principal property; and

•	all proceeds (as that term is defined in the California Commercial Code as in effect on March 11, 2004) of the property listed in the preceding bullet points;

•	“lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, easement, lease, reservation, restriction, servitude, charge or similar right and any other lien of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease of a similar nature, and any defect, irregularity, exception or limitation in record title or, when the context so requires, any lien, claim or interest arising from anything described in this bullet point.

•	“net tangible assets” means the total amount of our assets determined on a consolidated basis in accordance with GAAP, less (i) the sum of our consolidated current liabilities determined in accordance with GAAP and (ii) the amount of our consolidated assets classified as intangible assets determined in accordance with GAAP, including, but not limited to, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and regulatory assets carried as an asset on our consolidated balance sheet.

•	“principal property” means any property of ours or any of our significant subsidiaries, as applicable, other than excepted property.

•	“significant subsidiary” has the meaning specified in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended, or the Securities Act; provided that, significant subsidiary shall not include any corporation or other entity substantially all the assets of which are excepted property.

•	“swap agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Consolidation, Merger, Conveyance or Other Transfer

We may not consolidate with or merge with or into any other person (as defined below) or convey, otherwise transfer or lease all or substantially all of our principal property to any person unless:

•	the person formed by that consolidation or into which we are merged or the person which acquires by conveyance or other transfer, or which leases, all or substantially all of the principal property is a corporation, partnership, limited liability company, association, company, joint stock company or business trust, organized and existing under the laws of the United States, or any state thereof or the District of Columbia;

•	the person executes and delivers to the trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the senior notes then outstanding, contains an assumption by the successor person of the due and punctual payment of the principal of and premium, if any, and interest, if any, on all senior notes then outstanding and the performance and observance of every covenant and condition under the indenture to be performed or observed by us;

•	in the case of a lease, the lease is made expressly subject to termination by us or by the trustee at any time during the continuance of an event of default under the indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the merger, consolidation, conveyance, lease or transfer, as the case may be, fully complies with all provisions of the indenture; provided, however, that the delivery of the officer’s certificate and opinion of counsel shall not be required with respect to any merger, consolidation, conveyance, lease or transfer between us and any of our wholly owned subsidiaries.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of our assets to an affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing our jurisdiction of organization or our form of organization or for the purpose of forming a holding company; provided that the amount of our indebtedness is not increased; and provided, further that the successor assumes all of our obligations under the indenture.

In the case of the conveyance or other transfer of all or substantially all of our principal property to any person as contemplated under the indenture, upon the satisfaction of all the conditions described above, we (as we would exist without giving effect to the transaction) would be released and discharged from all obligations and covenants under the indenture and under the senior notes then outstanding unless we elect to waive the release and discharge.

The meaning of the term “substantially all” has not been definitely established and is likely to be interpreted by reference to applicable state law if and at the time the issue arises and will depend on the facts and circumstances existing at the time.

For these purposes, “person” means any individual, corporation, partnership, limited liability company, association, company, joint stock company, limited liability partnership, joint venture, trust or unincorporated organization, or any other entity whether or not a legal entity, or any governmental authority.

Additional Covenants

We have agreed in the indenture, among other things:

•	to maintain a place of payment;

•	to maintain our corporate existence (subject to the provisions above relating to mergers and consolidations); and

•	to deliver to the trustee an annual officer’s certificate with respect to our compliance with our obligations under the indenture.

Modification of the Indenture; Waiver

We and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the senior notes of each affected series then outstanding under the indenture, considered as one class, modify or amend the indenture, including the provisions relating to the rights of the holders of senior notes of the affected series. However, no modification or amendment may, without the consent of each holder of affected senior notes:

•	change the stated maturity (except as provided by the terms of a series of senior notes) of the principal of, or interest on, the senior note or reduce the principal amount or any premium payable on the senior note or reduce the interest rate of the senior note, or change the method of calculating the interest rate with respect to the senior note;

•	reduce the amount of principal of any discount senior note that would be payable upon acceleration of the maturity of the senior note;

•	change the coin, currency or other property in which the senior note or interest or premium on the senior note is payable;

•	impair the right to institute suit for the enforcement of any payment on the senior note;

•	reduce the percentage in principal amount of outstanding senior notes the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of defaults;

•	reduce the quorum or voting requirements applicable to holders of the senior notes; or

•	modify the provisions of the indenture with respect to modification and waiver, except as provided in the indenture.

We and the trustee may, without the consent of any holder of senior notes, modify and amend the indenture for certain purposes, including to:

•	add covenants or other provisions applicable to us and for the benefit of the holders of senior notes or one or more specified series thereof or to surrender any right or power conferred on us;

•	cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with other provisions;

•	make any other additions to, deletions from or changes to the provisions under the indenture so long as the additions, deletions or changes do not materially adversely affect the holders of any series of senior notes in any material respect;

•	change or eliminate any provision of the indenture or add any new provision so long as the change, elimination or addition does not adversely affect the interests of holders of senior notes of any series in any material respect; and

•	change any place or places for payment or surrender of senior notes and where notices and demands to us may be served.

The holders of not less than a majority in aggregate principal amount of the senior notes of each affected series then outstanding under the indenture, voting as a single class, may waive compliance by us with our covenant in respect of our corporate existence and the covenants described under “Restrictions on Liens and Sale and Leaseback Transactions” and “Consolidation, Merger, Conveyance or Transfer” and with certain covenants and restrictions that may apply to a series of senior notes as provided in the indenture. The holders of not less than a majority in aggregate principal amount of the senior notes outstanding may, on behalf of the holders of all of the senior notes, waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any senior note and defaults in respect of a covenant or provision in the indenture which cannot be modified, amended or waived without the consent of each holder of affected senior notes.

In order to determine whether the holders of the requisite principal amount of the outstanding senior notes have taken an action under the indenture as of a specified date:

•	the principal amount of a discount senior note that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date; and

•	senior notes owned by us or any other obligor upon the senior notes or any of our or their affiliates will be disregarded and deemed not to be outstanding.

Events of Default

An “event of default” means any of the following events which shall occur and be continuing:

•	failure to pay interest on a senior note within 30 days after the interest becomes due and payable;

•	failure to pay the principal of, or sinking fund payment or premium, if any, on, a senior note when due and payable;

•	failure to perform or breach of any other covenant or warranty applicable to us in the indenture continuing for 90 days after the trustee gives us, or the holders of at least 33% in aggregate principal amount of the senior notes then outstanding give us and the trustee, written notice specifying the default or breach and requiring us to remedy the default or breach, unless the trustee or the trustee and holders of a principal amount of senior notes not less than the principal amount of senior notes the holders of which gave that notice agree in writing to an extension of the period prior to its expiration;

•	certain events of bankruptcy, insolvency or reorganization; and

•	the occurrence of any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our debt, whether the debt existed on March 23, 2004 (the date senior notes were first issued under the original indenture), or is thereafter created, if the event of default: (i) is caused by a failure to pay principal after final maturity of the debt after the expiration of the grace period provided in the debt (which we refer to as a “payment default”) or (ii) results in the acceleration of the debt prior to its express maturity, and, in each case, the principal amount of the debt, together with the principal amount of any other debt under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100 million or more.

The $100 million amount specified in the bullet point above shall be increased in any calendar year subsequent to 2004 by the same percentage increase in the urban CPI for the period commencing January 1, 2004 and ending on January 1 of the applicable calendar year. “Debt” for the purpose of the bullet point above means any debt of ours for money borrowed but, in each case, excluding liabilities in respect of capital lease obligations or swap agreements.

If the trustee deems it to be in the interest of the holders of the senior notes, it may withhold notice of default, except defaults in the payment of principal of or interest or premium on or with respect to, any senior note.

If an event of default occurs and is continuing, the trustee or the holders of not less than 33% in aggregate principal amount of the senior notes outstanding, considered as one class, may declare all principal due and payable immediately by notice in writing to us (and to the trustee if given by holders); provided, however, that if an event of default occurs with respect to the specified events of bankruptcy, insolvency or reorganization, then the senior notes outstanding shall be due and payable immediately without further action by the trustee or holders. If, after such a declaration of acceleration, we pay or deposit with the trustee all overdue interest and principal and premium on senior notes that would have been due otherwise, plus any interest and other conditions specified in the indenture have been satisfied before a judgment or decree for payment has been obtained by the trustee as provided in the indenture, the event or events of default giving rise to the acceleration will be deemed to have been waived and the declaration of acceleration and its consequences will be deemed to have been rescinded and annulled.

No holder of senior notes will have any right to enforce any remedy under the indenture unless the holder has given the trustee written notice of a continuing event of default, the holders of at least 33% in aggregate principal amount of the senior notes outstanding have requested the trustee in writing to institute proceedings in respect of the event of default in its own name as trustee under the indenture and the holder or holders have offered the trustee reasonable indemnity against costs, expenses and liabilities with respect to the request, the trustee has failed to institute any proceeding within 60 days after receiving the notice from holders, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of at least a majority in aggregate principal amount of senior notes then outstanding.

The trustee is not required to risk its funds or to incur financial liability if there is a reasonable ground for believing that repayment to it or adequate indemnity against risk or liability is not reasonably assured.

If an event of default has occurred and is continuing, holders of not less than a majority in principal amount of the senior notes then outstanding generally may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee; provided the direction could not involve the trustee in personal liability where indemnity would not, in the trustee’s sole discretion, be adequate.

Satisfaction and Discharge

Any senior note, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture, and our entire indebtedness in respect of the senior notes will be deemed to have been satisfied and discharged, if certain conditions are satisfied, including an irrevocable deposit with the trustee or any paying agent (other than us) in trust of:

•	money in an amount which will be sufficient; or

•	in the case of a deposit made prior to the maturity of the senior notes or portions thereof, eligible obligations (as described below) which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee or the paying agent, will be sufficient; or

•	a combination of either of the two items described in the two preceding bullet points which will be sufficient;

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the senior notes or portions thereof.

This discharge of the senior notes through the deposit with the trustee of cash or eligible obligations generally will be treated as a taxable disposition for U.S. federal income tax purposes by the holders of those senior notes. Prospective investors in the senior notes should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them in the event of such discharge.

For this purpose, “eligible obligations” for U.S. dollar-denominated senior notes, means securities that are direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, or depositary receipts issued by a bank as custodian with respect to these obligations or any specific interest or principal payments due in respect thereof held by the custodian for the account of the holder of a depository receipt.

Transfer and Exchange

Senior notes of any series may be exchanged for other senior notes of the same series of authorized denominations and of like aggregate principal amount and tenor. Subject to the terms of the indenture and the limitations applicable to global securities, senior notes may be presented for exchange or registration of transfer at the office of the registrar without service charge (unless otherwise indicated in a prospectus supplement), upon payment of any taxes and other governmental charges imposed on registration of transfer or exchange. Such transfer or exchange will be effected upon the trustee, us or the registrar, as the case may be, being satisfied with the instruments of transfer.

If we provide for any redemption of a series of senior notes, we will not be required to execute, register the transfer of or exchange any senior note of that series for 15 days before a notice of redemption is mailed or register the transfer of or exchange any senior note selected for redemption.

Global Securities

Senior notes may be represented, in whole or in part, by one or more global securities, with an aggregate principal amount equal to that of the senior notes they represent. We will register each global security in the name of a depositary or its nominee and deposit the global security with the depositary. Each global security will bear a legend regarding the restrictions on transfer.

No global security may be exchanged for senior notes registered, and no transfer of a global security may be registered, in the name of any person other than a depositary for the global security or any nominee of the depositary, unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or is no longer eligible to act as depositary and we have not appointed a successor in 90 days;

•	an event of default has occurred and is continuing with respect to the senior notes represented by the global security;

•	we determine a series will no longer be represented by a global security.

If specified in a prospectus supplement, we will register all senior notes issued in exchange for a global security or any portion of a global security in the names specified by the depositary.

As long as the depositary or its nominee is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the global security and the senior notes that it represents. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have the global security or senior notes registered in their names;

•	receive or be entitled to receive physical delivery of certificated senior notes in exchange for a global security; and

•	be considered to be the owners or holders of the global security or any senior notes for any purpose under the indenture.

We will make all payments of principal, premium, and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws make it difficult to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, referred to as participants, and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of senior notes represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will only be shown on records maintained by the depositary or the participant. Similarly, the transfer of ownership interests will be effected only through the same records. Payments, transfers, exchanges, and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee nor any of our agents will have responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us and the trustee may be removed at any time by written notice delivered to the trustee and us and signed by the holders of at least a majority in principal amount of the outstanding senior notes. No resignation or removal of a trustee will take effect until a successor trustee accepts appointment. In addition, under certain circumstances, we may remove the trustee, or any holder who has been a bona fide holder of a senior note for at least six months may seek a court order for the removal of the trustee and the appointment of a successor trustee. We must give notice of resignation and removal of the trustee or the appointment of a successor trustee to all holders of senior notes as provided in the indenture.

Trustees, Paying Agents and Registrars for the Senior Notes

The Bank of New York Trust Company, N.A. acts as the trustee, paying agent and registrar under the indenture. We may change either the paying agent or registrar without prior notice to the holders of the senior notes, and we may act as paying agent. We and our affiliates maintain ordinary banking and trust relationships with a number of banks and trust companies, including The Bank of New York Trust Company, N.A.

Governing Law

The indenture and the senior notes are governed by California law.

PLAN OF DISTRIBUTION

We may sell any series of senior notes being offered by this prospectus in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

A prospectus supplement applicable to each series of senior notes will state the terms of the offering of the senior notes, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the senior notes and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or automated quotation system on which the senior notes may be listed.

If we use underwriters in the sale, the senior notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices based on prevailing market prices; or

•	at negotiated prices.

Senior notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular senior notes together with the members of the underwriting syndicate, if any. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the particular senior notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the senior notes being offered if any are purchased.

We may sell senior notes directly or through agents we designate from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of senior notes in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters, dealers or agents participating in the distribution of senior notes may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them on the sale or resale of senior notes may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect of these liabilities.

Unless otherwise specified in a prospectus supplement, senior notes will not be listed on a securities exchange. Any underwriters to whom senior notes are sold by us for public offering and sale may make a market in the senior notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

To facilitate a senior notes offering, any underwriter may engage in over-allotment, short covering transactions and penalty bids or stabilizing transactions in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment involves sales in excess of the offering size, which creates a short position.

•	Stabilizing transactions permit bids to purchase the underlying senior notes so long as the stabilizing bids do not exceed a specified maximum.

•	Short covering positions involve purchases of senior notes in the open market after the distribution is completed to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a dealer when senior notes originally sold by the dealer are purchased in a covering transaction to cover short positions.

These activities may cause the price of the senior notes to be higher than it otherwise would be. If commenced, these activities may be discontinued by the underwriters at any time.

EXPERTS

The consolidated financial statements, the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of PG&E Corporation and Pacific Gas and Electric Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the senior notes has been passed upon for us by Orrick, Herrington & Sutcliffe LLP. The validity of the senior notes will be passed upon for any agents, dealers or underwriters by their counsel named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC under File No. 001-2348. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to be furnished and not filed) before the termination of the offering of the senior notes offered hereby:

•	our Annual Report on Form 10-K for the year ended December 31, 2007; and

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2008, January 17, 2008, and February 22, 2008.

All information incorporated by reference is deemed to be part of this prospectus except to the extent that the information is updated or superseded by information filed with the SEC after the date the incorporated information was filed (including later-dated reports listed above) or by the information contained in this prospectus or the applicable prospectus supplement. Any information that we subsequently file with the SEC that is incorporated by reference, as described above, will automatically update and supersede as of the date of such filing any previous information that had been part of this prospectus or the applicable prospectus supplement, or that had been incorporated herein by reference.

You may request a copy of these filings at no cost by writing or contacting us at the following address:

The Office of the Corporate Secretary
PG&E Corporation
One Market, Spear Tower
Suite 2400
San Francisco, CA 94105-1126
Telephone: (415) 267-7070
Facsimile: (415) 267-7268

$ 600,000,000

8.25% Senior Notes due October 15, 2018

PROSPECTUS SUPPLEMENT

October 16, 2008

Joint Book-Running Managers

Banc of America Securities LLC	Citi	Deutsche Bank Securities

Co-Managers

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets, LLC	Siebert Capital Markets	U.S. Bancorp Investments, Inc.